                                                                      EXHIBIT 12

                               TECO ENERGY, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the consolidated ratios of earnings to fixed charges of TECO Energy, Inc. (the "Company" or "TECO") for the periods shown.

                                                                                 YEAR ENDED DECEMBER 31,
         SIX MONTHS ENDED                TWELVE MONTHS ENDED      -----------------------------------------------------
           JUNE 30, 1998                    JUNE 30, 1998           1997       1996       1995       1994       1993
-----------------------------------  ---------------------------  ---------  ---------  ---------  ---------  ---------
                                                                   3.76x (1)     3.71x      3.44x    3.02x(2)   3.19x(3)

For the purposes of calculating these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

------------------------

(1) Includes a $2.6-million pretax charge for all transactions associated with the mergers completed in June 1997. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.78x for the year ended December 31, 1997.

(2) Includes the effect of a $25-million pretax restructuring charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.26x for the year ended December 31, 1994.

(3) Includes the effect of the non-recurring $10-million pretax charge associated with a coal pricing settlement at Tampa Electric Company, a wholly owned subsidiary of TECO. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 3.29x for the year ended December 31, 1993.